CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 2-81915 on Form N-1A of our report dated February 23, 2010, relating to the financial statements and financial highlights of Wright Current Income Fund and Wright Total Return Bond Fund, each a series of Wright Managed Income Trust, appearing in the Annual Report on Form N-CSR of Wright Managed Income Trust, for the year ended December 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 30, 2010